Exhibit 99.1

Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS THIRD-QUARTER, NINE-MONTH 2006 FINANCIAL RESULTS

Perris, Calif.—November 9, 2006—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the three and nine months ended September 30, 2006, were $45.6 million and $126.8 million, respectively, compared to the record $65.6 million and $174.4 million for the three and nine months ended September 30, 2005, respectively. The decline in revenues is, in part, the result of unusually strong and non-recurring classroom sales in Florida during the first half of 2005 that were the direct result of the 2004 hurricane damage. The decline in revenue is also attributable to slower-than-expected education sales in Florida, project delays in California, and very sluggish sales in Texas for the three months ended September 30, 2006.

Gross profit was $2.9 million, or 6.4% of sales in the third quarter of 2006, compared to $4.8 million, or 7.3% of sales, in the third quarter a year ago. For the nine months ended September 30, 2006, gross profit was $8.1 million, or 6.4% of sales, compared to $13.2 million, or 7.6% of sales, for the nine months ended September 30, 2005. Gross margins declined in 2006 as revenues declined more than expected, and fixed and certain variable costs were not reduced in line with lower revenues. In addition, prior-year margins benefited from volume efficiencies related to record results in 2005.

Sales, general, and administrative (SG&A) expenses for the three and nine months ended September 30, 2006, were $3.7 million and $10.5 million, compared to $3.7 million and $11.2 million for the three and nine months ended September 30, 2005, respectively. SG&A expenses for the three and nine months ended September 30, 2006, included $0.4 million and $0.8 million, respectively, in non-cash stock compensation, which is not included in the corresponding prior period amounts. Operating losses for the quarter were $0.8 million compared to operating income of $1.1 million in the third quarter of 2005. Operating losses for the nine months ended September 30, 2006 were $2.5 million compared to operating income of $2.1 million for the nine months ended September 30, 2005.

Other income, net, for the quarter was $1.3 million, compared to other expense, net, of $11.7 million in the third quarter of 2005. Key changes in other income, net, are as follows:

•
Interest expense decreased for the three months ended September 30, 2006, by $1.3 million compared to the corresponding period in 2005. The decrease is primarily attributable to lower debt compared to the prior year: $18.5 million at September 30, 2006, compared to $37.7 million at September 30, 2005.

•
A non-cash gain of $2.2 million related to embedded derivatives associated with the convertible debt was recorded for the three months ended September 30, 2006 compared to a non-cash loss of $9.6 million for the three months ended September 30, 2005.

•
Accretion on convertible debt discount for the three months ended September 30, 2006, was $0.6 million, which included a $0.4 million incremental non-cash charge related to the discount on the $2.6 million conversion of a portion of the convertible debt in July 2006.

Net income for the quarter was $0.5 million, or $0.03 per share, on 19.4 million weighted-average shares outstanding, compared to net loss of $10.7 million, or $0.66 per share, on 16.1 million weighted-average shares outstanding, in the third quarter of 2005. Net loss for the nine months ended September 30, 2006 was $3.7 million, or $0.20 per share, on 18.0 million weighted-average shares outstanding, compared to a net loss of $12.1 million, or $0.80 per share, on 15.2 million weighted-average shares outstanding, for the nine months ended September 30, 2005.

Total backlog as of October 31, 2006, was $72.6 million, consisting of $69.0 million of orders from California, $1.5 million from Arizona, $0.3 million from Texas and $1.8 million from Florida.

Modtech President and Chief Executive Officer Dennis Shogren commented: “Unexpectedly slow education sales in California and Florida negatively impacted our third-quarter results. The restricted use of ‘piggy-back’ contracts, which forces California school districts to use the much lengthier public-bid process, continued to push out anticipated construction. In addition, certain projects previously awarded and planned for production in the second half of 2006 were delayed into the first quarter of 2007. For these reasons, our year-to-date California education sales are approximately $15 million lower than the record pace of 2005. However, we are encouraged by the passage of numerous bond issues in California’s November 7th election, which approved more than $16.5 billion in education construction and modernization spending with more than $8.0 billion set aside for new construction. We believe education sales will improve in 2007 as a result of increased funding and as the bid processes are improved.

“Florida education sales continue to lag our 2005 record sales in that market. Class-size reduction remains a primary goal for Florida school districts and we expect improvement in Florida education sales in 2007. Interest in our two-story permanent products is increasing as Florida schools begin the transition from temporary classrooms to permanent schools.

“Our third-quarter operating losses in 2006, compared to a profit in the third quarter of 2005, were due to the much lower volume than the prior year,” Shogren continued. “We reduced our fixed cost structure by $3 million on an annual basis and should see the full impact by the first quarter of 2007. Although we are disappointed in the lower-than-expected revenues, we are encouraged by our cost-control efforts in the face of this decline in sales. We have added six new sales persons in the last 120 days and we are currently recruiting for three open sales positions. We believe this significant investment in sales will bring revenue growth in 2007 and beyond.”

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance for the third quarter was comparable to the prior quarter with revenue up 2.9% from $44.3 in the second quarter of 2006 to $45.6 in the third quarter. Our losses from operations were approximately flat at $0.8 million in the third quarter of 2006 compared to $0.7 million in the second quarter,” Cragun stated.

“Our balance sheet has improved from the prior year as evidenced by our debt position; we had $18.5 million in debt outstanding at September 30, 2006, down from $37.7 million a year ago. Working capital improved from $3.2 million at the end of 2005 to $13.3 million at the end of the third quarter. As a result, interest expense has declined significantly. We have continued our efforts to improve our liquidity and capital structure through our recently announced retirement of $17.6 million convertible subordinated debt at a discount and closing $22.5 million in new financing.”

On November 1, 2006 Modtech paid off $17.6 million convertible subordinated debt and obtained $22.5 million in new financing. The Company retired its convertible subordinated notes for approximately $13.1 million, which represents a discount of approximately 25% from the $17.6 million balance due on the notes. The payment consisted of $8 million cash and one million shares of common stock with a market value of approximately $5.1 million. The Company expects to record a gain from the retirement of debt of approximately $3.0 million in the fourth quarter, which will be partially offset by the non-cash write-off of $1.8 million in related debt issuance costs.

Teleconference Information:
At 8 a.m. PST (11 a.m. EST) today the Company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 11 a.m. PST today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 1501280.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states, Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$3,988,000	$3,263,000
Restricted cash - current portion	5,000,000	11,452,000
Contracts receivable, less allowance for contract adjustments of $720,000 in 2006 and
$616,000 in 2005	29,629,000	40,687,000
Costs and estimated earnings in excess of billings on contracts	21,221,000	16,050,000
Inventories	7,964,000	12,047,000
Prepaid assets	1,514,000	960,000
Income tax receivable	8,000	6,000
Other current assets	3,551,000	1,373,000

Total current assets	72,875,000	85,838,000

Property and equipment, net	14,482,000	14,518,000
Restricted cash	-	5,000,000
Goodwill	71,903,000	71,903,000
Covenants not to compete, net	-	4,000
Debt issuance costs, net	1,859,000	3,993,000
Other assets	516,000	577,000

Total assets	$161,635,000	$181,833,000
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,847,000	$25,687,000
Accrued liabilities	12,252,000	28,498,000
Billings in excess of costs and estimated earnings on contracts	2,972,000	3,809,000
Current revolving credit line	3,300,000	4,819,000
Current maturities of long-term debt, net	15,182,000	19,831,000

Total current liabilities	59,553,000	82,644,000

Long-term debt, net, excluding current portion	-	14,628,000

Total liabilities	59,553,000	97,272,000
Shareholders’ equity:
Common stock, $.01 par value. Authorized 55,000,000 shares; issued and
outstanding 19,018,855 and 17,062,219 in 2006 and 2005, respectively	190,000	170,000
Additional paid-in capital	117,836,000	96,640,000
Accumulated deficit	(15,944,000)	(12,249,000)

Total shareholders’ equity	102,082,000	84,561,000

Total liabilities and shareholders’ equity	$161,635,000	$181,833,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$45,583,000	$65,576,000	$126,794,000	$174,411,000
Cost of goods sold	42,668,000	60,805,000	118,724,000	161,237,000

Gross profit	2,915,000	4,771,000	8,070,000	13,174,000

Selling, general and administrative expenses	3,672,000	3,710,000	10,526,000	11,150,000
Loss (gain) on sale of property and equipment	-	5,000	-	(57,000)

(Loss) income from operations	(757,000)	1,056,000	(2,456,000)	2,081,000

Other (expense) income:
Interest expense	(379,000)	(1,704,000)	(2,044,000)	(5,557,000)
Interest income	60,000	44,000	299,000	47,000
Gain (loss) on warrant and embedded derivatives	2,220,000	(9,612,000)	6,698,000	(7,509,000)
Amortization of debt costs	(146,000)	(263,000)	(2,657,000)	(725,000)
Accretion on convertible debt discount	(569,000)	(268,000)	(1,949,000)	(793,000)
Early debt conversion fee	-	-	(1,864,000)	-
Other income, net	74,000	91,000	278,000	324,000

	1,260,000	(11,712,000)	(1,239,000)	(14,213,000)

Income (loss) before income taxes	503,000	(10,656,000)	(3,695,000)	(12,132,000)
Income tax expense (benefit)	-	-	-	-

Net income (loss)	$503,000	$(10,656,000)	$(3,695,000)	$(12,132,000)

Basic earnings (loss) per common share	$0.03	$(0.66)	$(0.20)	$(0.80)

Basic weighted-average shares outstanding	18,966,000	16,146,000	18,044,000	15,218,000

Diluted earnings (loss) per common share	$0.03	$(0.66)	$(0.20)	$(0.80)

Diluted weighted-average shares outstanding	19,432,000	16,146,000	18,044,000	15,218,000